Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-235408, 333-243488 and 333-253117) on Form S-3 and in the registration statements (Nos. 333-235377, 333-253118 and 333-253120) on Form S-8 of our report dated March 16, 2022, with respect to the consolidated financial statements of Baudax Bio, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 16, 2022